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                                                                    EXHIBIT 99.2



                 PENWEST ANNOUNCES $18 MILLION PRIVATE PLACEMENT

PATTERSON, N.Y., MARCH 3, 2000-- Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced that it has entered into definitive agreements for the sale of
1.4 million shares of newly issued common stock to selected institutional and other accredited investors for $18.2 million. The purchase price of $13.00 per share represents a discount of approximately 10% of a 20 prior day average trading price of the Company's common stock. The shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. Banc of America Securities LLC served as the placement agent for this transaction.

The Company intends to use the net proceeds of this offering for the repayment of its line of credit, funding of research and development programs, and for working capital and other general corporate purposes. The Company's weighted average shares outstanding, prior to this transaction, were 11.1 million.

Penwest is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing tabletting ingredients for the pharmaceutical industry, the Company has developed its proprietary TIMERx controlled release drug delivery technology, which is applicable to a broad range of orally administered drugs. The Company's product portfolio ranges from excipients that are sold in bulk, to more technically advanced and patented technologies that are licensed to customers.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include the risk of patent litigation, regulatory risks relating to the drug, actual and potential competition, the timing and outcome of regulatory approval of products, dependence on collaborators and other risks as set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10K, which is on file with the Securities and Exchange Commission and which risk factors are incorporated by reference.